Exhibit 99.B(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Penn Street Sector Rotational Portfolio, a series of shares of The Penn Street Fund, Inc., and to the use of our report dated November 17, 2005 on the Fund’s financial statements and financial highlights.  Such financial statements and financial highlights appear in the Fund’s 2005 Annual Report to Shareholders incorporated by reference into the Prospectus/Proxy Statement.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
November 10, 2006